Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors Penn Virginia Corporation:

We consent to the incorporation by reference in the registration statements on Form S-8 (File Nos. 33-59647, 33-96463, 333-82274, 33-96465 and 333-103455) and Form S-3 (File No. 333-110193) of Penn Virginia Corporation (the Company) of our reports dated February 18, 2005, with respect to (i) balance sheets of Cantera Natural Gas LLC – Mid Continent Division (Cantera) (a division of Cantera Natural Gas, LLC) as of December 31, 2004 and 2003, and the related statements of operations, divisional equity, and cash flows for the year ended December 31, 2004 and for the period from June 25, 2003 (inception) through December 31, 2003 and (ii) the statements of operating loss for certain natural gas gathering and processing assets acquired by Cantera on July 2, 2003 (the Acquired Assets) for the period from January 1, 2003 through July 2, 2003 (disposition) and for the year ended December 31, 2002, which reports appear in the Form 8-K of Penn Virginia Corporation dated July 5, 2005.

KPMG LLP

Denver, Colorado

July 5, 2005